Exhibit 4.10
FOURTH SUPPLEMENTAL INDENTURE
            THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of March 30, 2011 (this “Fourth Supplemental Indenture”), is by and among Titan Holdings II, L.P., a Delaware limited partnership (the “Company”), The Bank of New York Mellon, a New York state chartered bank, as successor trustee to JPMorgan Chase Bank (the “Trustee”), and Northrop Grumman Corporation (formerly known as New P, Inc.), a Delaware corporation (“New NGC”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below).
            WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of November 21, 2001, between the Company and the Trustee (as supplemented and/or amended to date, the “Indenture”);
            WHEREAS, the Company’s 3.70% Senior Notes due 2014, 5.05% Senior Notes due 2019, 1.850% Senior Notes due 2015, 3.500% Senior Notes due 2021, and 5.050% Senior Notes due 2040 are outstanding under the Indenture (the “Securities”);
            WHEREAS, the Company intends to transfer its properties and assets substantially as an entirety to New NGC (the “Transfer”) as contemplated by Section 801 of the Indenture; and
            WHEREAS, Section 901(1) of the Indenture provides that the Company, when authorized by a Board Resolution, may enter into an indenture supplemental to the Indenture to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities.
            NOW, THEREFORE, the Company and New NGC covenant and agree to and with the Trustee, for the equal and proportionate benefit of all present and future Holders of the Securities, as follows:
            1.        Assumption of Obligations by New NGC. In accordance with Sections 801 and 802 of the Indenture and effective upon consummation of the Transfer, New NGC hereby expressly assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed and effective upon consummation of the Transfer New NGC shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if New NGC had been named as the Company therein, and effective upon consummation of the Transfer the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.
            2.        Amendment of Indenture. Section 105(2) of the Indenture shall be amended and restated in its entirety as follows:
            “(2) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Company addressed to it at Northrop Grumman

Corporation,1840 Century Park East, Los Angeles, CA 90067, Attention: Mark Rabinowitz, Corporate Vice President and Treasurer, or at any other address previously furnished in writing to the Trustee by the Company.”
            3.        Acknowledgement of Trustee. The Trustee hereby acknowledges receipt of the following documents pursuant to the provisions of the Indenture:
(a)	A Board Resolution of the Company authorizing the execution of this Fourth Supplemental Indenture, as required by Section 901 of the Indenture.

(b)	An Officers’ Certificate of the Company as required by Sections 102 and 801 of the Indenture.

(c)	An Opinion of Counsel as required by Sections 102, 801 and 903 of the Indenture.
            4.        Incorporation by Reference. This Fourth Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof. The Indenture is hereby incorporated by reference herein and is hereby ratified, approved, and confirmed.
            5.        Effect of Headings. The headings herein are for convenience of reference only, are not to be considered a part hereof, and shall not affect the construction hereof.
            6.        Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Company and New NGC shall bind their successors and assigns, whether so expressed or not.
            7.        Separability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
            8.        Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.
            9.        Additional Supplemental Indentures. Nothing contained herein shall impair the rights of the parties to enter into one or more additional supplemental indentures in the manner provided in the Indenture.
            10.        Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
            11.        Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental

Indenture. The recitals and statements herein are deemed to be those of the Company and New NGC and not of the Trustee.
            12.        Benefits. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and the Holders, any benefit or any legal or equitable right or claim under this Fourth Supplemental Indenture.
            13.        Notice to Trustee. New NGC shall give the Trustee prompt notice of the consummation of the Transfer.
[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of March 30, 2011.

TITAN HOLDINGS II, L.P.

/s/ Mark Rabinowitz

		By:	Mark Rabinowitz
		Its:	President

Attest:

/s/ Malcolm S. Swift

By:	Malcolm S. Swift
Its:	Secretary

NORTHROP GRUMMAN CORPORATION

/s/ Mark Rabinowitz

		By:	Mark Rabinowitz
		Its:	Corporate Vice President and Treasurer

Attest:

/s/ Mark Caylor

By:	Mark Caylor
Its:	Assistant Treasurer

THE BANK OF NEW YORK MELLON,
as Trustee

/s/ Laurence J. O’Brien

		By:	Laurence J. O’Brien
		Its:	Vice President
[Signature Page to Fourth Supplemental Indenture – 2001 NGC Indenture]